Sub-Item 77Q1: Exhibits.

(a) Copies of any material amendments to the Registrant's charter or by-laws.

         On September 11, 2001, Firstar amended its by-laws to change the number of Directors from eleven to one effective upon the last to occur of either the "Applicable Effective Times of the Reorganization" or the "Effective Time of the Reorganization," as those terms are defined in each of the Agreements and Plans of Reorganization by and between the Company and each of FAIF, FAF and FASF each dated as of June 1, 2001 and amended by letter agreements dated September 14, 2001. The Amendment to the by-laws is filed herein.

(e) Copies of any new or amended Registrant investment advisory contracts.

     An Investment Sub-Advisory Agreement dated July 2, 2001 by and among Firstar, U.S. Bancorp Piper Jaffray Asset Management, Inc. and Conning Asset Management Company with respect to the Conning Money Market Fund and Addendum No. 10 to the Investment Advisory Agreement dated June 14, 2001 between Firstar and U.S. Bancorp Piper Jaffray Asset Management, Inc., with respect to the Conning Money Market Fund are incorporated herein by reference to Exhibit
(d)(16) and (d)(18) to Post-Effective Amendment No. 50 to Firstar's Registration Statement as filed electronically with the SEC on July 27, 2001 (Accession No. 0000950131-01-502456 ).

     An Investment Sub-Advisory Agreement dated July 1, 2001 by and among Firstar, U.S. Bancorp Piper Jaffray Asset Management, Inc. and Clay Finlay, Inc. with respect to the International Value Fund is filed herein.

(g) Copies of any merger or consolidation agreement, and other documents relevant to the information sought in Sub-Item 77M, above.

         The Reorganization Agreement by and between Firstar and Mercantile is incorporated herein by reference to Exhibit A of the definitive Proxy Statement dated April 3, 2001, as filed electronically with the SEC on April 6, 2001 (Accession No.0000928385-01-001001).